Exhibit 99.2

RADISYS CORPORATION
First Quarter Conference Call

April 28, 2008
4:00 pm CT

Operator:	I’d like to welcome all of you to the RadiSys conference call and I’ll now introduce you to your host today, Mr. Scott Grout.

Scott Grout:	Good afternoon and thank you for participating in our first quarter conference call. In this call we will review our results for the first quarter as well as our outlook for the second quarter and then open the call for questions. Participating in the call today are: Julia Harper, our Chief Financial Officer, Brian Bronson, our Chief Accounting Officer, and myself Scott Grout, President and CEO. Before we get started I’d like to turn the call over to Julia for a caution about forward-looking statements.

Julia:	Thanks Scott.

Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which may be found on our web site at www.radisys.com, and in our SEC filings, including our 2004 Annual Report on Form 10-K. All information in this call is as of April 28, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Now I’ll turn the call back to Scott.

Scott:	Thank you Julia.

First quarter revenues were $57.5 million and net income for the quarter was $2.6 million, or $.12 per diluted share. We had approximately $1.7 million of product that was scheduled to ship on the last day of the first quarter but was delayed in shipping until after midnight, due to logistical challenges out of our Asia-Pacific operations. As we continue with our outsourcing initiative, we will aggressively work to improve our processes to mitigate our risks around execution moving forward. Other than the one-day shipment delay, the results for the first quarter were in line with our previously announced expectations.

We delivered our Promentum-6000 ATCA systems to four tier one customers during the first quarter and are receiving good feedback from these customers on our product. We plan to expand evaluation deployments and deliver another half dozen or more evaluation systems to customers over the next several quarters.

In addition, in February we announced our new Procelerant line of modular computing solutions for Commercial applications. These new modular products will provide a family of high density, flexible solutions that will enable Commercial customers to achieve more rapid time to market with very cost effective designs. Initial interest in this family of products is strong and we anticipate delivering samples this quarter with general availability to customers later this summer.

I’d like to take this opportunity to formally welcome two new executives to our team this quarter. Wade Clowes has joined our executive team as Vice President of our Commercial business. Wade has over 30 years of technology and marketing experience including 22 years with HP. He has a keen understanding of our technology and the value proposition our advanced embedded systems provide to our customers. Ross MacLeod also recently joined our executive team as Vice President of Engineering. Ross has over 20 years of technology and global R&D leadership experience, most recently with Nortel. While at Nortel, Ross was responsible for leading Nortel’s product R&D lab in China, managing the global wireless 3G R&D program from Nortel’s labs in France and has led a number of large R&D programs in Canada. Ross replaces Ron Dilbeck, after his planned retirement earlier this month.

Our first quarter revenues were derived from our three markets as follows:

•	46%, or $26.7 million of first quarter revenues were from our Service Provider Systems market, which includes public network infrastructure, such as wireless networks, enhanced services and advanced messaging. Wireless networks represented 31% of total revenues for the quarter.

•	22%, or $12.5 million of first quarter revenues were derived from our Enterprise Systems market, which includes storage systems, network security, IT infrastructure and enterprise networking equipment.

•	32%, or $18.3 million, of first quarter revenues were from our Commercial Systems market, which includes medical imaging and diagnostics systems, transaction terminals, test and measurement, and semiconductor and manufacturing capital equipment. Medical systems grew nicely to 13% of total revenues.

Service Provider revenues were slightly down from Q4 due to traditional seasonality patterns within the telecom market and due to the delayed shipment from our Asian contract manufacturing site discussed earlier. We are seeing strong demand signals within the wireless market as our share of wallet continues to expand with 2.5 and 3G infrastructure deployments. Based on this strength we expect our service provider revenues for the second quarter to be up from the first quarter.

As we projected in our last call, revenues in our Enterprise market declined sequentially as our customers reduced inventories in preparation for their new SW releases. We believe these upgrades are for the most part complete and expect to see an increase in our Enterprise revenues as well in the second quarter.

Our commercial market declined sequentially as growth in the quarter within our medical and test and measurement markets was not enough to offset the exceptionally strong quarter-to-quarter variation within our transaction terminal business. We expect our commercial market to be down in the second quarter due to further declines in our transaction terminal business. But, we currently believe our overall commercial revenues will grow during the second half of the year as our business in targeted areas such as Medical and Test and Measurement continue to expand.

Our top five customers for the quarter were Comverse, Diebold, Nokia, Nortel, and Philips Medical. Collectively, they represented about 60% of our revenues for the quarter. Nokia represented 28% of the quarter’s revenue and Nortel represented 14% of revenue. From a geographic perspective, approximately 48% of our first quarter business was in Europe, 43% was in North America, and 9% in Asia Pacific. The sequential increase in Asia Pacific revenue was attributable to our existing North America and European customers shipping more product into the region.

I’d like to now turn the call over to Julia who will give you some additional details about our first quarter financial results.

Julia:	Thanks Scott. As Scott previously mentioned, our revenues for the first quarter finished at $57.5 million and net income for Q1 was $2.6 million, or $.12 per diluted share.

Our gross margin percentage for the first quarter was 32.2% versus 33.1% for the prior quarter, excluding the impact of the component inventory sale from our fourth quarter results. We are beginning to see a more meaningful shift in the mix of our revenue toward higher volume products that are sold on volume based pricing. In addition, we continue to incur some redundant manufacturing costs as we move forward with outsourcing our internal manufacturing to our partners Celestica and Foxconn. We are now underway on a second phase of outsourcing, which includes moving some of our mid-volume products to a Celestica facility in Monterey, Mexico. We anticipate that gross margins will be 31 to 31.5% in the second quarter and migrate back toward 32% as the outsourcing plays out.

Operating expenses in Q1, excluding intangible amortization, totaled $14.8 million, down $268 thousand from the prior quarter. The decrease is associated with significant development and launch costs associated with our ATCA products in the fourth quarter that did not recur in the first quarter. As a percentage of sales, R&D was 13.1%, up from 12.3% in the prior quarter, and SG&A was 12.6% vs. 11.7% in the fourth quarter. Looking forward to Q2, we currently expect to see operating expenses up about $600 to $800 thousand sequentially. Approximately half of the increase is associated with annual merit increases for employees and the remainder of the increase is attributable to continued investments in our standards-based product roadmaps, expenses associated with compliance activities for our Reduction of Hazardous Substances initiative, and higher variable expenses associated with the increase in revenues.

Intangible amortization was $513 thousand in the first quarter and we expect it to remain at that level in the second quarter.

Non-operating income for the quarter was $277 thousand versus $206 thousand in the prior quarter. Net interest income improved by $185 thousand as we continue to realize higher yields on our growing investments in marketable securities. This was partially offset by an unfavorable foreign exchange impact from a weakening of the dollar relative to the Yen at the end of the first quarter. Assuming no foreign exchange impact, we expect non-operating income of $500 to $600 thousand in the second quarter.

We booked a tax rate of 26.9% for the quarter. We currently expect our 2005 tax rate to remain at approximately 27%, consistent with our beginning year estimate.

Our basic share count was 19.8 million and fully diluted shares increased to 24.5 million, as compared to 19.3 million for basic and 24.1 million for diluted, in the fourth quarter. The increase in basic share count in the first quarter is attributable to stock option exercises and ESPP purchases by our employees. We expect our fully diluted sharecount to be somewhere between 24.7 and 24.9 million for the second quarter.

Now, taking a look at the balance sheet, our total for cash, short-term, and long-term investments increased approximately $5 million to $203 million. Net cash increased to $94 million from $89 million at the end of Q4. We define net cash as cash and investments less our convertible debt at face value. We bought back $1 million in face value of our convertible subordinated notes during the quarter and paid out approximately $1 million related to prior restructuring charges.

Our trade receivables decreased by $4.2 million to $38.7 million. DSO for the quarter was 61 days, down one day from the prior quarter. We expect our DSO to remain in the low 60’s for the second quarter.

Net inventory levels decreased by $1.5 million to $20.7 million versus $22.2 million in the prior quarter, and inventory turns were 7.5, down from 7.7 in the prior quarter, on a lower cost of sales base. We expect inventory turns to improve in the second quarter.

Our cash cycle time increased to 46 days, up from 42 days in the fourth quarter, and, we expect it to remain in the low to mid 40’s range in the second quarter.

Capital expenditures and depreciation expense during the first quarter were $1.7 million and $1.5 million respectively. We expect capital expenditures and depreciation to be in the same range in the second quarter.

With that I’ll turn it back over to Scott to talk about the outlook for Q2.

Scott:	Regarding our outlook for the second quarter, please note that this is our view as of today, and it is a forward-looking statement subject to risks and uncertainties as discussed earlier and in our press release made available earlier today.

As we mentioned in our last call we expect our combined addressable markets to experience mid to high single digit growth rates in 2005. We continue to be encouraged by our growing position with leading customers in these end markets and currently believe that we can grow at a faster rate than these markets for the remainder of the year. For the second quarter, we are seeing strengthening demand from both our Service Provider and Enterprise markets, specifically the Wireless and IP-PBX sub-markets. We currently expect revenues for the second quarter in the range of $64 to $66 million and diluted earnings per share of between $.14 and $.16.

We expect to incur restructuring charges over the next four quarters totaling $1 to $1.5 million. The restructuring charges will consist of severance and related expenses for approximately 100 employees, primarily within our manufacturing operations. These employee positions are expected to be eliminated over the next four quarters in conjunction with our continued outsourcing of production to our principle-manufacturing partners - Celestica and Foxconn.

Our earnings per share guidance for the second quarter does not include any restructuring charges as we are still determining the timing of the charges.

Earlier this week, our Board of Directors authorized the repurchase of all of the remaining $9 million of subordinated convertible notes as well as up to $5 million of common stock. We will consider the purchase of notes and common stock on the open market or through privately negotiated transactions from time to time subject to market conditions.

I’m encouraged by the strengthening of our position in our markets and the resulting increases in demand we currently see in our business. We continue to make good progress on our new platforms and modular solutions and are getting positive feedback from our customers. We believe this feedback supports our underlying customer benefit of enabling them to bring more products to market, faster and at a lower total cost.

Thank you and with that I believe we are ready to take your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question feel free to press star and the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of David Duley with Merriman Curhan Ford & Co.

David Duley:	Yes, good afternoon. I was wondering as far as this $1.7 million that pushed from one quarter to another- what was the key reason that it wasn’t able to get off the loading dock? It just seems like in this day and age you should be able to get it on a truck and get it out of there. So what logistical issues would cause it not to ship?

And then along the same lines, if you had shipped that revenue out in the March quarter, what would your earnings have looked like and help us understand what the other side of the equation looked like as far as the cost side goes?

Scott Grout:	So from a logistics standpoint the primary driver was a bit of back up in customs. It was a backlog for us as well as other companies. The impact would have been about a penny.

David Duley:	So if you would have shipped that revenue in the March quarter it would have been a penny incremental and that means that your June guidance has got an extra penny in it?

Julia Harper:	Yes.

David Duley:	Is that how we should look at it? Help me understand how we should smooth out what just happened between the March and the June quarters.

Julia Harper:	Definitely. It’s $1.7 million in revenue and about a penny on the bottom line that flows right into Q2.

David Duley:	Okay. I’m assuming it was from your service provider bucket.

And just looking at your percentage that you disclosed for Nokia and doing the math that would mean that Nokia’s revenue was down about $4 million sequentially from $20 million to $16 million. That’s not at all the type of performance that we’re hearing from the wireless market.

So that’s probably the segment and customer who’s product did not ship?

Julia Harper:	I think that’s a good assumption.

David Duley:	Okay, and so we make that up sequentially. Enough said about that one.

As far as your big Enterprise customer, sales to this customer was 14% of revenues this quarter?

Julia Harper:	Right.

David Duley:	That would actually mean a pretty nice sequential bump from that customer. Maybe give us a little bit of flavor there as to why it’s recovering.

Scott Grout:	So we’re starting to see strengthening in Enterprise, particularly in IP-PBX. One reason for the strengthening is the software and feature upgrades, which previously caused a little bit of a pause; second, we’re getting early signals that the software and feature upgrades are getting pretty good market acceptance. So we’re seeing relatively good demand signals with respect to what they’re seeing in the product in the end market.

David Duley:	Okay. The Enterprise bucket declined by approximately a million and one of your big customers in that area was up by $2 million. So that clearly means the other big customers haven’t yet solved their issues. What’s going on with the other two Enterprise customers? Clearly one’s recovering. But it doesn’t look like the other ones are recovering yet.

Julia Harper:	I’m not sure the one big customer that you’re talking about was actually up that much in absolute dollars. So the percentage was up but it was on a lower revenue base. So you have to be careful about that calculation. I actually think that one big customer had revenues that were more flat versus up. But we’re seeing some nice signs from them for Q2 in terms of where we think they’ll be in Q2.

David Duley:	Okay. Help us understand the Enterprise customers - what sort of signs of improved visibility are you seeing from these guys? Its one thing to know that there are new products out and that the software is better than the old version but that doesn’t guarantee that revenue is going to recover or come back. So what is it in their actions that are giving you more confidence about this space and improved visibility in the Enterprise market?

Scott Grout:	We’re getting specific details from them on what the wins are. So the characteristics with some of these customers - and working with their customers - is that they’ll get relatively big wins, they’ll sign on a big program and then another big program. And we’re getting pretty good visibility into specific programs and specific wins that they’re getting.

Julia Harper:	I would say the timing around those wins and when products will ship is still a question mark, but we’re definitely getting very positive signs about their business overall. And so far this quarter we’re getting very positive signs about how much product they think they want this quarter.

Scott Grout:	And we’re not automatically flowing the demand signals that they give us into our forecast. We’re still doing our best to try and judge what we think will actually happen.

David Duley:	I’m hoping you’re providing a good haircut on this space because it’s been somewhat unreliable historically.

Scott Grout:	I agree.

David Duley:	The final question for me is on the Commercial system side. It was approximately $18.3 - $18.5 million in revenues. It seemed like it was down a couple million dollars. What was the explanation there? And tie that into what your guidance statements were.

Scott Grout:	A big driver from a volatility standpoint - meaning down for the last quarter - is around transaction terminals. Beneath that, we are continuing to see nice growth in medical and nice growth in test and measurement. You saw that Philips came in as a top five customer for us. Then as we go into second half of the year, programs are starting to kick in pretty nicely for us. Our view is we will grow from here in the Commercial market.

David Duley:	Thank you.

Operator:	Your next question comes from the line of Chris Kinkade with SG Cowen Securities Corp.

Chris Kinkade:	I was just wondering if you could talk about the competitive landscape and any changes you’re seeing there. And comment on pricing, please.

Scott Grout:	So competitive landscape remains similar - or same set of players. We’re making an investment in ATCA and a principal competitor there would be a Division of Motorola, ECCG. There are a number of other players coming out with building block solutions or component solutions that would go into an overall system. So, certainly as we move to standard-based products and as our customers start to outsource a lot more, we expect to see more competitors come into this space and put more emphasis on the space. So my expectation is that it does become competitive as we go forward.

I think pricing continues to be about what we experienced over the last couple years. So not overly onerous but certainly price decreases are happening. What we are seeing is a little bit of a shift in our business from lower volume, one-off programs to some of the higher volume programs where we have established volume pricing relationships. So overall I characterize pricing as definitely going down but not in an overly onerous kind of a way.

Chris Kinkade:	Okay, thanks a lot.

Operator:	Your next question comes from the line of Matt Petkun with DA Davidson & Company.

Matt Petkun:	Hi, good afternoon. Julia can you go into a little bit more detail on your gross margin expectations for Q2? And then when you might expect a recovery given the potential for the need to reduce your operations in Oregon.

Julia Harper:	In Q4 we had gross margins that were approximately 33%. We were hoping that is where we were going to be in Q2. We were a little bit disappointed that it came in close to a point below where we had been expecting. But we do have fairly good variability in product mix and in Q1 we had product mix that went against us in some ways. We’re definitely seeing a lot of our revenue growth in Q2 come from our higher volume products where we do give volume based pricing. And so it does impact our overall mix of gross margin in a negative way.

In addition to that, we think it’s costing us around a half a point a quarter right now for being midstream in our outsourcing strategy. We basically have overhead duplicated internally with the MVA that we’re paying our contract manufacturers while we’re in the process of transferring these products out. So for a quarter or two we think we’re going to continue to see that half a point penalty in the gross margin rate.

Don’t know exactly where the mix is going to go. But it does continue to vary pretty significantly. I wouldn’t expect Q3 to look way different from Q2. I would hope that by the end of this year or early next year we would be far enough along in our outsourcing strategy and have some of those underlying fixed costs out. So that would help us get back up into the low end of that target range that we talked about.

Matt Petkun:	Okay.

Julia Harper:	Does that help?

Matt Petkun:	Yeah, that does help. Looking at the higher volume products it sounds like some of your design wins that you’ve had over the last 12 to 24 months are starting to come to fruition. Do those carry higher ASPs along with the lower gross margin?

Julia Harper:	Some of them certainly do because they’re more complicated system and platform level products.

Matt Petkun:	What would the average ASP of the new business be versus your more traditional business? I know that’s tough to breakout.

Julia Harper:	Let me put it in terms of what a typical platform would sell for versus a board. We obviously have some new business at the platform level and some that is still at the board level. But if you look at the average system that we ship you’re talking about ASP’s of approximately $20,000 or more per unit versus the average board level product that’s approximately $1,000 to $2,000 per unit.

Matt Petkun:	Then you obviously don’t have any of the computer on module business in the mix yet. And it’ll be some time before you even really have specific wins there. But what would you expect the gross margin to be for that business? I know it’s kind of bringing them onto the lines of Kontron in terms of competitiveness.

Julia Harper:	So actually I think its right in there with our corporate average. So I’d say low 30’s.

Matt Petkun:	One customer I did notice out of the top five this quarter was Avaya - which isn’t too surprising given what they’ve been telling the street. How does that compare with what you’re expecting? I know you don’t design IP-PBXs for them, but they do have a fair amount of voice over IP activity. What do you expect from them in Q2?

Scott Grout:	It’s a little bit dicey to provide insight on a customer-by-customer basis. Avaya was part of the updates that we previously talked about and our expectation is that they start to see market successes associated with that.

Matt Petkun:	Okay, so when you see success with one customer in the voice over IP realm do you generally see it with other customers where you have design wins in that area?

Julia Harper:	I wouldn’t necessarily say that there’s a strong relationship in the same period. I would say over several quarters you would see the trends go the same way. But I think in any one quarter, as Scott mentioned before, any of these customers can have a big win and a big deployment going on or not. So that can create the blips in one versus the other when you’re trying to compare them.

Scott Grout:	The other thing to remember underlying the strengthening is a bit of recovery from what was a down quarter in Q4 because they were waiting for new releases. So some of this is restoring natural demand and some of it looks like it could be upside.

Matt Petkun:	Okay. Thank you.

Operator:	Your next question comes from the line of Christian Schwab with Craig-Hallum Partners.

Christian Schwab:	Great, thank you. Just a little bit of confusion on the first wave of questioning. I have Nortel’s revenues up sequentially in line with somebody who talked earlier from $6.2 million in Q4 to slightly over $8 million in Q1. I was confused Julia if you said his math was wrong.

Julia Harper:	Yes, but part of the confusion is if you look at Nortel’s Enterprise revenues with us versus Nortel’s total revenues with us. So we do business with Nortel in more than one segment. And I think David Duley was specifically asking about the Enterprise business with Nortel. That was pretty flat, but we did have some up-tick in the other piece of business that we do with Nortel quarter-over-quarter.

Christian Schwab:	Okay, and then regarding Avaya. It is my understanding from speaking to them that you supply them the blades for modular messaging products which indeed go into their IP-PBXs, isn’t that correct?

Scott Grout:	Yes.

Christian
Schwab:	Okay, thank you.

Nokia, just to improve visibility, can we just walk through your opportunities? Nokia is seeing increased strength in 2.5 and 3G wireless. Everybody is talking about the wireless infrastructure spend being extremely back end loaded. So it would only make sense that it would be slightly weak this quarter, and then hopefully slightly improved for shipments in the back half of the year. If things go well there, how big can that be? You have twice the number of blades in the 3G space as you do in the 2.5G. So in Q4 you did $20 million. Is that a business than can ramp up to $30 million or $35 million?

Scott Grout:	Yes, I want to be a little bit qualitative if I could. We’ve seen real nice growth for them’03 to ‘04 and then quarter-over-quarter. We believe that we can continue to grow our business with them pretty nicely. We continue to make more of a footprint within their product lines. So that’s just not a historic statement but also a current view as we project moving forward. Their end markets are experiencing some nice demand and I think their position in the market is good. So I can’t be quantitative and say where we have been growing to but we’ve seen some very nice growth rates that I would expect to be able to continue.

Christian Schwab:	Okay, regarding the strength in the Enterprise market - it seems that Nortel’s Enterprise sales were flat for IP-PBX and we layered in some other stuff. So both Nortel and Avaya are telling you that they plan on shipping more IP-PBX related products in Q2 versus Q1 or is it just one or the other?

Julia Harper:	The signal is for strengthening across the board.

Christian Schwab:	One last question regarding the pricing. Since typical pricing contracts with long term customers are usually negotiated with 5% to 10% ASP declines, are there any products that will come up for contract renewal in the next few quarters that we should be aware of as we’re trying to pinpoint gross margins being at 33%?

Scott Grout:	I don’t think so. Most of our customer base is very savvy as just about everybody is in price negotiations and you typically don’t have a big price hold out for a year and then on an annual basis renew it. They’re constantly looking at pricing. I don’t project anything going forward that’s going to be a big change or dislocation from where we’re at today.

Julia Harper:	We’re also constantly looking towards our vendors for price reductions. And so those two things, tend to offset each other over time - if we do a nice job and don’t get squeezed.

Scott Grout:	It’s gone from lumpy price reductions once a year from our customers, for which we would ask our vendors for price reductions, to a more continuous process.

Christian Schwab:	Regarding ATCA when is it logical that somebody would begin to ramp to measurable revenue? Can you remind us again what your expectations are on a quarterly basis?

Scott Grout:	We’re just putting out early evaluation systems now. Our customers will look at them, play with them, decide where they want to use them and what they’d like to see us change. I would expect to see award activities towards the end of this year, and then they work on putting it into their overall systems and start to see revenue in ‘06 and more meaningful in ‘07.

Christian Schwab:	Thank you.

Operator:	We’ll go to the line of J.D. Padgett with Founders Asset Management.

J.D. Padgett:	I was hoping on the Nortel side you could clarify for me where you do play with them? It’s on the IP-PBX stuff within Enterprise and what else do you do with them?

Julia Harper:	So the biggest piece by far is IP-PBX but we also have some business with them in the Service Provider space. We also have some security products in the Enterprise space in addition to the IP-PBX.

J.D. Padgett:	With Avaya, do you play with them only on the voice over IP stuff or is there also PDM equipment?

Scott Grout:	So I think a little bit of PDM and messaging.

Julia Harper:	Yes, there’s some messaging stuff with Avaya as well.

J.D. Padgett:	Okay. Is the messaging stuff is both PDM and voice over IP?

Scott Grout:	Yes.

J.D. Padgett:	Are most of the products you design in the voice over IP side. Is that the majority of the business?

Scott Grout:	I’d say it’s predominantly IP Telephony.

J.D. Padgett:	Okay. That makes sense given the troubles they had this past quarter which I think were largely on the PDM side and why that didn’t really affect you all that much.

Julia Harper:	Yes.

J.D. Padgett:	You mentioned the 50 basis points of drag that you’re feeling right now from some of the redundant expenses in the manufacturing transition. Is that just because you have less efficient inventory management or what is that specifically?

Julia Harper:	No. So what happens is when we start moving products to one of our manufacturing partners we make sure we take care of our customers and don’t miss the boat in terms of getting them products that they need. We actually have a period of time where we’re getting products made by our contract manufacturing partners and we’re continuing to roll it off the line here to basically account for any blips that we might have in the transfer. So we’ve got to keep the direct labor and the other variable expenses in our costs here as our backup and support plan while we’re transitioning production to out contract manufacturing partners completely and they ramp up and run in an established and a fool proof way. There’s a little bit of redundant inventory but that’s less of a factor than the labor and other costs to get product out the door.

J.D. Padgett:	Do you think we are another quarter or two away from being able to transition production to these contract manufacturers?

Julia Harper:	I think it will be Q4 before we get this all done and then we’ll see a lift around the end of the year or the beginning of next year.

J.D. Padgett:	Is that expense kind of embodied in the people that would be targeted by this restructuring program or is this restructuring in addition?

Julia Harper:	That’s exactly what this is. It’s pretty much those same expenses that are going to be addressed in the restructuring.

J.D. Padgett:	Is most of that expense then in COGS i.e. a hundred people?

Julia Harper:	Yes, the vast majority of it is in COGS.

J.D. Padgett:	Okay. Can you quantify how much we might save by that?

Julia Harper:	Well I can’t because I know what the number is but I can’t quantify what the net savings that you’re going to see is yet because it’s going to be offset by whatever MVA rate we end up having on these products with our CM partner.

Scott Grout:	An MVA is?

Julia Harper:	MVA is the Material Value Add rate or what we pay them to basically do the manufacturing for us.

J.D. Padgett:	But presumably there’s some savings there, which is the rationale for shifting it.

Julia Harper:	Exactly, there’s definitely some expected net gain or we wouldn’t be moving the stuff out.

Operator:	Your next question comes from the lines of JD Delafield with Delafield Hambrecht

JD Delafield:	My question was along the lines of the last caller, but just to clarify, the $1 million to $1.5 million that will be expensed in the restructuring effort - we’re going to see a half point drag at cost of goods sold and an additional $350,000 a quarter in operating expenses or is the drag the $1.5 million?

Julia Harper:	So the drag is an addition to the $1.5 million. And the $1.5 million is probably going to happen on a lumpy basis rather than spread out evenly over the quarters. Because the $1.5 million is really primarily severance expenses for people that will be leaving and it will be booked basically in whatever time period those people are informed that their employment will be terminated.

JD Delafield:	Okay, thank you.

Operator:	Your next question comes from the line of Rob Ende with McArray Capital Management.

Rob Ende:	Did you say that the transaction terminal business should be down again this quarter sequentially?

Julia Harper:	Yes. We had a really strong transaction terminal business in Q4. It came back down a little bit in Q1 and it will come back down a little bit more in Q2.

Rob Ende:	It was only down slightly in Q1?

Julia Harper:	I think it was down a couple million.

Rob Ende:	But maybe you could just talk a little bit about the order pattern and why that business tends to be so lumpy.

Julia Harper:	So this particular situation was with a customer who was doing a big upgrade program with their products and had a significant up tick in their demand in Q4 associated with that upgrade program. And that played out. And I think by the time they get to Q2 they’ll be on more of a normal run rate in terms of what we would expect to see for the next few quarters.

Rob Ende:	Any more color you can give us on the Procelerant product line and modular products. You gave us a little bit of color on the timing, maybe the applications, types of users, system ASP, that sort of thing.

Scott Grout:	So the Procelerant line is really part of our standard product offering such that we do the R&D one time and hopefully get to apply it across many, many different applications. This is different from the historic perspective where we would do one product per application or one product per customer. So we do expect significantly more leverage with this architecture. It is a standard based architecture and leaves room for differentiation. So this will mean faster speed, more density, and more functionality on the particular board itself. Its mission is to provide high end computing infrastructure that can be used in modular ways. You can plug in a little bit lower power, medium power or higher power for a particular application.

Target applications are in the medical market like medical imaging, medical diagnostic, and image acquisition and processing. Target applications in the test and measurements domain where increasingly you’re seeing test and measurement putting software on a high speed compute architecture. Also Procelerant will be usable in some of our other classic Commercial submarkets including gaming, transaction terminals, and industrial automation. But I can say it’s the tip of the arrow or what we’re really focused on is medical and test and measurement.

Rob Ende:	And you expect to see revenues beginning with that product or that solution in Q3. Is that right?

Scott Grout:	It’s a little early to say. It could happen that early. At this point the funnel looks very good for the product and market interest or customer interest is really high. So it could potentially turn to revenue a little bit quicker than we normally experience i.e. in the second half of this year.

Rob Ende:	I would assume that you’re getting in front of primarily existing customers or is there a fair number of new customers you’re getting in front of as well with that product?

Scott Grout:	A fair number of new customers. This is also a great product for us to run through distribution channels because it ends up being a standard modular architecture, with little or no incremental investment on our part in sales and marketing. We get to visit a lot more customers with the product.

Julia Harper:	But existing customers also are very interested in it.

Rob Ende:	Great, and gross margins, are they similar to corporate averages?

Scott Grout:	On a family basis, I think that’s true.

Rob Ende:	Great, thank you.

Operator:	Your next question comes from the line of Abel Beyene with Wells Fargo.

Abel Beyene:	Where are you in your efforts to shift your focus from your single use custom products to the reusable turnkey platforms?

Scott Grout:	One measure would be where we’re putting our R&D dollars. We historically allocated R&D dollars of approximately 25% platform or standard product and 75% custom. Q1 this year we’re probably 60% standard product and 40% custom. That’s probably where we’ll end up. But at no point do you ever want to say no to custom solutions because there’s some nice business out there but mostly we want to execute our strategy via standard based platforms.

Julia Harper:	So a couple other data points, in terms of our actual revenue run rate, you wouldn’t see much of a shift there yet because it’s a little bit too early for these major investments we’re making to be kicking in, in a big way. We don’t talk about specific design wins anymore. But I will tell you that a lot more of our design wins are with standard products versus custom products.

Operator:	Your next question is a return from the line of Matt Petkun with DA Davidson & Company.

Matt Petkun:	We’ve seen the R&D line continue to increase and obviously you’re going after some new opportunities there. When do you expect that line to stabilize on an absolute dollar basis or will it never?

Scott Grout:	So it will stabilize. We’ve got a couple of things going on now. I think the degree of opportunity that we see in front of us leads us to believe it’s still a good time to make the kind of an investment that we’re making. So we have opportunities with Procelerant, we have a growing opportunity in ATCA and we have growing opportunities in other areas. There is a lot of opportunities out there to invest in but we have a responsibility not to go crazy.

The second driver for us at least in the near term is RoHS or the reduction of hazardous substance. So across a large set of our customers they have a requirement to be lead free. That will involve an R&D investment on the part of RadiSys.

I know it’s a long answer but, yes, I do expect it to stabilize. I do expect us to be able to get to a certain level and leverage our revenue for the R&D dollars that we’re spending. But we’re investing in those platforms today to accommodate that transformation.

Matt Petkun:	Where are the incremental investments being made in Q2? I know that you’re starting to have design activity out of China for the Procelerant line of products. Where are the incremental investments being made today?

Scott Grout:	So a couple of areas. The Procelerant line of products actually will end up being a product family. So we’re working on the first couple of members of that family. That will continue and we’re accelerating the schedule on some of the later products in our roadmap.

Also within Procelerant, there is a carrier card piece of business, as well, which requires R&D to support and we will look at these opportunities on a case by case basis.

We are also investing in systems software for applications within ATCA like provisioning, remote maintenance, remote management. As I mentioned before RoHS does end up being a couple hundred thousand dollars as we go through the year of, hopefully, one-time investment to get our customers in compliance.

Julia Harper:	A couple thousand dollars per quarter is what we’re spending on RoHS.

Matt Petkun:	Right now that’s in Q1 as well?

Julia Harper:	No, Q1 wasn’t quite that big. Q2 is going to be bigger. So Q1 was approximately $100 thousand and Q2 is going to be more like $200 thousand to $300 thousand.

Matt Petkun:	And have you been able to work with temporary R&D solutions to redesign the boards or what’s going on for that?

Julia Harper:	It’s mainly contractors that we’re working with to do this. But it’s incremental costs to our P&L.

Matt Petkun:	So it sounds like the carrier card is an addition of workforce maybe in Asia and then some of the software stuff in the U.S?

Julia Harper:	Right.

Operator:	Your next question comes from the line of Joan Tong with Sidoti & Company.

Joan Tong:	Regarding ATCA, you guys have been talking about that for a couple of quarters. I think there is a market researcher out there saying that this market could be as big as $3 billion. I just want to see what you see as the real opportunities out of that $3 billion given that some of your customers - or some of your communication companies- are doing in terms of internally developing their own ATCA platforms.

Julia Harper:	We believe that that market size number has validity, maybe not in the timing that they’re projecting, but ultimately we feel like that it is a believable market size for these kinds of products. We also believe that the existence of the ATCA standard itself is going to create a bit of a leapfrog effect in terms of the willingness and the opportunity for the telecom customers to move these projects to be outsourced rather than doing them in-house. But having said that, it’s yet to play out how many of them will actually do that versus not.

So it’s definitely a subset of that market. I can’t tell you the exact percentage of that market which will be outsourced but it’s definitely not going to be 100%.

Joan Tong:	In terms of your internal manufacturing and also outsourcing, where are you guys at? Would that be 50% internal manufacturing and 50% outsourcing at this point? What is your ultimate target?

Julia Harper:	A year ago we were about 30% outsourced on a unit basis. Today we’re about 60% outsourced on a unit basis. Our goal by the end of this year is to get that outsourced percentage to 75% or higher.

Joan Tong:	Julia, can you talk about option expense?

Julia Harper:	Sure. What do you want to know?

Joan Tong:	Basically I believe just by looking at the 10-K for 2004 it seems like about $0.40 per share of option expenses. Going forward in ‘05 and ‘06 I understand that you have a strategy in place to actually bring that number down. I just wanted to see if you will go into a little bit more detail on that.

Julia Harper:	Yes, we’ve done a couple of things and we definitely have a strategy of getting that to be a lower number than it has been in the past. One thing that we did was we accelerated vesting of underwater options last year and that is going to help those expenses be a lower number in future years.

The other thing that we’re doing is we’re transitioning from giving options to all employees to scaling back how we target equity awards so we’re not giving as many equity awards and then we’re transitioning from options to other vehicles like restricted stock. This year we gave employees a choice of restricted stock or options. Some of them chose options. Some of them chose restricted stock.

When we do restricted stock we’ve done it at a 1:3 ratio, employees have a choice of 1 share of restricted stock or 3 options, so it ends up diluting equity a lot less than if you give just stock options. Over time you will definitely see that number come down. I think it’s too early for us and anyone else to tell you what it might be in 2006.

We’re glad it’s going to be zero in 2005. But in 2006 and beyond I do think you will see it become a smaller number than what you have seen in our footnotes, historically.

Operator:	At this time there are no further questions. Mr. Grout, are there any closing remarks?

Scott Grout:	No. I just want to thank everybody for their support and talk to you at the next call.

Operator:	Thank you sir.

Ladies and gentlemen we do appreciate your joining us today. This does conclude our RadiSys First Quarter Earnings Release conference call.

You may now disconnect.

END